PIEDMONT MANAGEMENT COMPANY INC. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE AND
COMMON EQUIVALENT SHARE (Unaudited)
                                                   Six Months Ended June 30,
                                                    1995               1994

(A) Earnings (loss) per common share and
    common equivalent share:
Number of common shares:
   Issued (weighted average) . . . . . . .        5,251,390          5,227,190
   Less treasury stock . . . . . . . . . .         (265,000)         (265,000)
                                                  ---------         ----------
   Outstanding for period. . . . . . . . .        4,986,390          4,962,190
   Common equivalent shares (two common
     for each preferred share). . . . . .           384,028               -

   Average stock options outstanding
     (net of repurchased shares under the
     treasury stock method). . . . . . .             21,840               -

                                                  ---------         ----------
                                                  5,392,258          4,962,190
 Net income (loss) . . . . . . . . . . . .       $3,739,090       $(3,390,657)

 Deduction ($.50 per share) for dividends
      on preferred stock . . . . . . . . .            -               (96,359)
 Net income (loss) applicable to common
      stock. . . . . . . . . . . . . . . .       $3,739,090       $(3,487,016)
 Earnings (loss) per common share and common
  equivalent share . . . . . . . . . . . .             $.69             $(.70)
                                                        ===              =====

(B) Earnings (loss) per common share assuming
    full dilution:
Number of common shares:
   Outstanding for period. . . . . . . . .        4,986,390          4,962,190
   Common equivalent shares (two common
      for each preferred share). . . . . .          384,028            385,434
                                                  ---------          ---------
                                                  5,370,418          5,347,624
   Average stock options outstanding
       (net of repurchased shares under the
        treasury stock method) . . . . . .           21,840             92,571
                                                   --------            -------
                                                  5,392,258          5,440,195

   Net income (loss) . . . . . . . . . . .       $3,739,090       $(3,390,657)

   Earnings (loss) per common share and common
    equivalent share . . . . . . . . . . . .           $.69             $(.62)
                                                        ===               ====

NOTE: Earnings per common share and common equivalent share in 1995 were computed based upon the weighted average number of common shares outstanding assuming full conversion of common stock equivalents. In computing loss per common share in 1994, results were reduced by accrued dividends on cumulative convertible Series A preferred stock. The inclusion of common stock equiv-alents would have been anti-dilutive and, accordingly, only the weighted average number of shares were used in the computation.